UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2014

AMICUS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33497	71-0869350
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Cedar Brook Drive, Cranbury, NJ	08512
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 662-2000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 23, 2014, Amicus Therapeutics, Inc. (the “Company”) entered into revised employment agreements with the Company’s Chair and Chief Executive Officer, John F. Crowley, as well as its Chief Financial Officer, William D. Baird, III, and its Chief Operating Officer, Bradley L. Campbell.  Mr. Crowley’s employment agreement (the “2014 Crowley Employment Agreement”) has an initial term of one year and is eligible for automatic renewal for successive one-year terms while Mr. Baird and Mr. Campbell’s employment agreements (collectively, the “Executive Employment Agreements”) continue until terminated in accordance with the terms of each Executive Employment Agreement.

The 2014 Crowley Employment Agreement replaced Mr. Crowley’s prior employment agreement dated June 28, 2011 (the “2011 Crowley Employment Agreement”).  The 2014 Crowley Employment Agreement is substantially similar to the 2011 Crowley Employment Agreement, except for the following material changes:

Under the 2014 Crowley Employment Agreement, Mr. Crowley’s base salary was revised to reflect Mr. Crowley’s current base salary of $561,349.88. In addition, under the 2014 Crowley Employment Agreement, Mr. Crowley’s monthly medical bonus payments of $150,000 per month were reduced to $66,666.67 per month (the “Monthly Medical Payments”), and in exchange, the Company agreed that it would not reduce, amend or change in any material way any health and medical coverage provided to Mr. Crowley and/or his dependents during the term of Mr. Crowley’s employment with the Company. In addition, the health care continuation coverage provided at the Company’s expense to Mr. Crowley and his dependents upon a termination of Mr. Crowley’s employment by the Company other than for “Cause”, as defined in the 2014 Crowley Employment Agreement, (including a termination upon the Company’s decision not to extend the 2014 Crowley Employment Agreement), or if Mr. Crowley resigns for “Good Reason”, as defined in the 2014 Crowley Employment Agreement, was increased from 18 months to 29 months.

The Executive Employment Agreements replaced each of Mr. Baird’s and Mr. Campbell’s Offer Letters, dated March 5, 2012 and April 19, 2006, respectively (each, an “Offer Letter”). Each Executive Employment Agreement is substantially similar to each executive’s respective Offer Letter, except for the following material changes:

Under each Executive Employment Agreement, upon a termination of Mr. Baird’s or Mr. Campbell’s employment by the Company other than for “Cause”, as defined the Executive Employment Agreements, each of Mr. Baird or Mr. Campbell, as applicable, has the right to receive (i) a severance payment in an amount equal to one times the executive’s then current base salary payable over 6 months in accordance with the Company’s regular payroll practices (under the Offer Letters, each executive would only have been entitled to 6 months of base salary continuation), (ii) a pro-rata target bonus (under the Offer Letters, each executive would only have been entitled to a pro-rata bonus if the executive had worked more than six months of the year prior to such termination), and (iii) acceleration of the vesting of all outstanding options by one year (under the Offer Letters, such acceleration was limited to six months).

With respect to a termination of Mr. Baird or Mr. Campbell’s employment by the Company other than for “Cause”, as defined in the Executive Employment Agreements, or if either Mr. Baird or Mr. Campbell resigns for “Good Reason”, as defined in the Executive Employment Agreements, in each case within 12 months following a change of control in the Company, the executive will receive a payment equal to such executive’s target bonus for the year in which the termination occurs.  Under the Offer Letters, Mr. Baird and Mr. Campbell would only receive a pro-rata bonus if the executive worked more than six months of the year prior to such termination.

Finally, if either Mr. Baird’s or Mr. Campbell’s employment ceases due to his death or disability, he (or his estate, as applicable) will be entitled to continuation of health care coverage under COBRA with premiums to be subsidized by the Company for up to 12 months.

A copy of the 2014 Crowley Employment Agreement, along with the employment agreements of Mr. Baird and Mr. Campbell, are attached hereto as Exhibits 10.1, 10.2, and 10.3, respectively, and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
10.1	Employment Agreement April 23, 2014 between the Company and John F. Crowley

10.2	Employment Agreement dated April 23, 2014 between the Company and William D. Baird, III

10.3	Employment Agreement dated April 23, 2014 between the Company and Bradley L. Campbell

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMICUS THERAPEUTICS, INC.

Date: April 25, 2014	By:	/s/ WILLIAM D. BAIRD III
	Name:	William D. Baird III
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement April 23, 2014 between the Company and John F. Crowley

10.2	Employment Agreement dated April 23, 2014 between the Company and William D. Baird, III

10.3	Employment Agreement dated April 23, 2014 between the Company and Bradley L. Campbell